Lawson Products Announces Second Quarter 2021 Results

CHICAGO, July 29, 2021 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the "Company"), a leading distributor of products and services to the MRO marketplace, today announced results for the second quarter ended June 30, 2021.

Summary Financial Highlights	Three months ended June 30,			Six months ended June 30,
($ in millions, except earnings per share data)	2021	2020	Change	2021	2020	Change
Net Sales	$106.5	$72.1	47.7%	$210.1	$163.2	28.8%
Average Daily Net Sales	$1.665	$1.127	47.7%	$1.654	$1.275	29.7%
Number of Business Days	64	64		127	128

Reported Operating Income	$3.4	$0.6	494.4%	$8.2	$19.2	(57.3)%
Adjusted Operating Income (1)	$6.8	$4.8	43.0%	$14.1	$12.7	11.0%

Adjusted EBITDA (1)	$8.8	$6.3	40.5%	$18.0	$15.7	14.6%
Adjusted EBITDA Margin (1)	8.3%	8.7%	(42 bps)	8.6%	9.6%	(108 bps)

Reported Diluted Earnings Per Share	$0.31	$0.07	$0.24	$0.70	$1.41	$(0.71)
Adjusted Diluted Earnings Per Share (2)	$0.60	$0.37	$0.23	$1.17	$0.93	$0.24

(1) Excludes the impact of stock-based compensation, severance and employee acquisition costs and other non-recurring items. (See reconciliation in Table 1)
(2) Excludes the impact of stock-based compensation, severance and employee acquisition costs, and other non-recurring items. (See reconciliation in Table 2)

"Lawson continues to generate solid operating results while maintaining a strong financial position. Despite widely reported global supply chain disruptions, sales grew to $107 million in the second quarter, demonstrating both sequential and year-over-year growth. Our financial performance in this quarter benefited from continuing recovery in our customers' end markets combined with the inclusion of our 2020 Partsmaster acquisition and ongoing operational investments in our business to support sales rep productivity and our distribution capabilities," said Michael DeCata, president and chief executive officer.

"I continue to be encouraged by the positive trends in the quarter, including the organic growth of our business which underscores the value of our well-established vendor managed inventory business model. Additionally, during the quarter we successfully transitioned the Partsmaster sales representatives to the Lawson platform and are now fulfilling their orders through the Lawson distribution network."

"During the quarter, we made the final payment for the acquisition of Partsmaster while ending the quarter with nearly $92 million of available borrowing capacity under our $100 million committed credit facility. Our success has been built around improving sales rep productivity on our strong customer relationships while successfully integrating the Partsmaster acquisition on a reduced cost structure. While continuing to give due respect to the uncertainties and unevenness of the pandemic recovery, we remain in position to continue executing on all three pillars of our strategy to grow through sales rep productivity, expansion of our sales team and make accretive acquisitions on a reduced cost structure,” concluded Mr. DeCata.

Highlights

•Achieved second quarter sales of $106.5 million compared to $72.1 million in the prior year quarter and $103.6 million in the first quarter. Sales, excluding Partsmaster have rebounded to within 3% of pre-pandemic levels.

•Reported operating income was $3.4 million in the second quarter of 2021 compared to $0.6 million in the second quarter of 2020. Adjusted operating income was $6.8 million in the second quarter of 2021 compared to $4.8 million reported in the year ago quarter. (See reconciliation in Table 1)
•Reported net income of $2.9 million for the quarter, or $0.31 per diluted share compared to $0.07 in the prior year quarter. On an adjusted basis, diluted earnings per share was $0.60 compared to $0.37 in the year ago quarter. (See reconciliation in Table 2)

•Ended the quarter with cash on hand, net of borrowings of $0.9 million and $91.9 million of availability under the credit facility after final payment in May 2021 of the $33.0 million accrued acquisition liability for Partsmaster.

•In the quarter, the Board of Directors established a special committee of disinterested, independent directors to evaluate the transaction proposed by Luther King Capital Management ("LKCM") as disclosed in a Schedule 13D amendment filed by LKCM on May 17, 2021. The special committee has engaged legal and financial advisors to assist in its evaluation.

Second Quarter Results

Net sales in the second quarter of 2021 were $106.5 million, an increase of 47.7% compared to $72.1 million in sales in the second quarter 2020 and an increase of 2.9% compared to first quarter with one additional selling day over the first quarter of 2021. Partsmaster contributed $15.3 million in sales in the second quarter of 2021. Lawson sales, excluding Partsmaster, have continued to strengthen and are running at approximately 97% of pre-pandemic levels. On a consolidated basis, average daily sales were $1.665 million in the second quarter of 2021 compared with $1.644 million in the first quarter 2021 and $1.127 million in the prior year quarter. The year-over-year average daily sales increase was primarily driven by the improved business environment as a year ago quarter was in the early pandemic stage, the inclusion of Partsmaster sales and continued operational investments in the business to support sales rep productivity and expansion of our distribution capabilities.

Gross profit rose $16.3 million to $54.6 million in the second quarter of 2021 compared to $38.3 million in the year ago quarter primarily driven by higher sales and was flat with the first quarter of 2021. Gross profit as a percentage of sales was 51.3% for the second quarter of 2021 compared to 53.1% in the second quarter of 2020 and 52.7% last quarter. The organic Lawson MRO segment gross margin as a percent of sales declined to 57.3% in the second quarter of 2021 compared to 58.7% in the second quarter of 2020 quarter before the classification of certain service-related costs in gross profit. The year-over-year decline was primarily a result of increased freight and additional costs from the global supply chain disruption, additional inventory reserves related to the one-time rationalization of inventory related to the Partsmaster acquisition, and changes in product and customer sales mix. To offset these costs, the Company is currently implementing pricing actions.

Selling expenses were $24.2 million in the second quarter of 2021 compared to $16.3 million in the prior year quarter and $23.8 million in Q1 2021. The growth was primarily driven by higher compensation on increased sales, along with the inclusion of $5.3 million of Partsmaster selling expenses in the quarter. As a percentage of sales, selling expenses were 22.7%, essentially even versus the second quarter last year and down slightly from the 23.0% in the first quarter of 2021 on higher sales.

General and administrative expenses were $27.0 million in the second quarter of 2021 compared to $21.4 million in the prior year quarter and $25.9 million in the first quarter 2021. The increase compared to the prior year was driven by the inclusion of Partsmaster operating expenses of $3.3 million, $1.4 million of costs related to potential acquisitions and partly restored operating expenses on normalized sales volumes. These costs were offset by a decrease in stock-based compensation expense of $1.6 million compared to the second quarter of 2020.

Reported operating income in the second quarter of 2021 was $3.4 million compared to reported operating income of $0.6 million in the second quarter of 2020. Adjusted operating income was $6.8 million for the quarter compared to $4.8 million in the year ago quarter. (See reconciliation in Table 1) For the second quarter of 2021, adjusted EBITDA was 8.3% of sales or $8.8 million compared to $6.3 million for the prior year quarter and $9.1 million in the first quarter of 2021. (See reconciliation in Table 1)

Reported net income was $2.9 million, or $0.31 per diluted share compared to net income of $0.6 million, or $0.07 per diluted share for the year ago quarter and $3.6 million, or $0.39 per diluted share reported in the first quarter of 2021. Adjusted net income was $5.6 million or $0.60 per diluted share compared to $3.5 million or $0.37 per diluted share a year ago and $5.4 million, or $0.58 per diluted share last quarter. (See reconciliation in Table 2) On a year-to-date basis, adjusted net income has improved to $11.0 million or $1.17 per diluted share compared to $8.5 million or $0.93 per diluted share a year ago. (See reconciliation in Table 2)

At June 30, 2021, the Company ended the quarter with cash on hand, net of borrowings, of $0.9 million with $91.9 million, net of drawn letters of credit, of availability under its $100.0 million committed credit facility. The final payment for the Partsmaster acquisition was made in May 2021.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss second quarter 2021 results at 9:00 a.m. Eastern Time on July 29, 2021. The conference call is available by direct dial at 1-888-506-0062 in the U.S. or 1-973-528-0011 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through August 31, 2021. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 41933#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through August 31, 2021.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson and Partsmaster's Vendor Managed Inventory process and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could,"

"anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2020, Form 10-K filed on February 26, 2021. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net sales	106,540	72,146	210,096	163,181
Cost of goods sold	51,920	33,833	100,916	75,947
Gross profit	54,620	38,313	109,180	87,234

Operating expenses:
Selling expenses	24,235	16,306	48,037	36,290
General and administrative expenses	27,003	21,438	52,951	31,737
Operating expenses	51,238	37,744	100,988	68,027

Operating income	3,382	569	8,192	19,207

Interest expense	(268)	(72)	(591)	(187)
Other income (expense), net	639	511	1,011	(600)

Income before income taxes	3,753	1,008	8,612	18,420
Income tax expense	818	389	2,081	5,268

Net income	$2,935	$619	$6,531	$13,152

Basic income per share of common stock	$0.32	$0.07	$0.72	$1.46

Diluted income per share of common stock	$0.31	$0.07	$0.70	$1.41

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)

	June 30,	December 31,
	2021	2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$5,855	$28,393
Restricted cash	1,003	998
Accounts receivable, less allowance for doubtful accounts of $680 and $654, respectively	46,228	44,515
Inventories, net	63,029	61,867
Miscellaneous receivables and prepaid expenses	7,545	7,289
Total current assets	123,660	143,062

Property, plant and equipment, net	17,439	15,800
Deferred income taxes	19,456	18,482
Goodwill	35,674	35,176
Cash value of life insurance	16,895	16,185
Intangible assets, net	17,592	18,503
Right of use assets	13,483	8,764
Other assets	329	332
Total assets	$244,528	$256,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	23,787	22,262
Accrued acquisition liability	—	32,673
Lease obligation	4,417	4,568
Accrued expenses and other liabilities	38,024	38,492
Total current liabilities	66,228	97,995

Revolving line of credit	5,000	—
Security bonus plan	10,958	11,262
Lease obligation	10,611	5,738
Deferred compensation	11,493	10,461
Deferred tax liability	3,560	2,841
Other liabilities	5,780	5,585
Total liabilities	113,630	133,882

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, Issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 9,304,366 and 9,287,625 shares, respectively Outstanding - 9,077,512 and 9,061,039 shares, respectively	9,304	9,288
Capital in excess of par value	20,798	19,841
Retained earnings	108,140	101,609
Treasury stock – 226,854 and 226,586 shares, respectively	(9,028)	(9,015)
Accumulated other comprehensive income (loss)	1,684	699
Total stockholders’ equity	130,898	122,422
Total liabilities and stockholders’ equity	$244,528	$256,304

LAWSON PRODUCTS, INC.
SEC REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2021 and 2020, and three months ended March 31, 2021. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP Operating Income to Adjusted Non-GAAP Operating Income and Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Operating income as reported per GAAP	$3,382	$4,810	$569	$8,192	$19,207
Stock-based compensation (1)	1,574	1,000	3,187	2,574	(7,513)
Inventory reserves (2)	500	825	—	1,325	—
Severance and employee acquisition costs	29	576	1,025	605	1,032
Costs related to potential acquisitions (3)	1,354	—	—	1,354	—
Adjusted non-GAAP operating Income	6,839	7,211	4,781	14,050	12,726
Depreciation and amortization	2,004	1,935	1,511	3,939	3,020
Non-GAAP adjusted EBITDA	$8,843	$9,146	$6,292	$17,989	$15,746

(1)    A portion of stock-based compensation expense varies with the Company's stock price
(2)    Expense for Partsmaster inventory rationalization plan and write-down of personal protective equipment product to net realizable value
(3)    Including costs related to the evaluation of the LKCM proposal disclosed in a Schedule 13D amendment filed May 17, 2021

Table 2 - Reconciliation of GAAP Net Income and Diluted EPS to
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020
	Amount	Diluted EPS (5)	Amount	Diluted EPS (5)	Amount	Diluted EPS (5)
Net income, as reported per GAAP	$2,935	$0.31	$3,596	$0.39	$619	$0.07
Pretax adjustments:
Stock-based compensation (1)	1,574	0.17	1,000	0.11	3,187	0.34
Inventory reserves (2)	500	0.05	825	0.09	—	—
Severance expense and employee acquisition costs	29	—	576	0.06	1,025	0.11
Costs related to potential acquisitions (3)	1,354	0.15	—	—	—	—
Pretax adjustments	3,457	0.37	2,401	0.26	4,212	0.45
Tax effect (4)	(754)	(0.08)	(624)	(0.07)	(1,365)	(0.15)
Total adjustments, net of tax	2,703	0.29	1,777	0.19	2,847	0.30
Non-GAAP adjusted net income	$5,638	$0.60	$5,373	$0.58	$3,466	$0.37

(1)     A portion of stock-based compensation expense varies with the Company's stock price
(2)    Expense for Partsmaster inventory rationalization plan and write-down of personal protective equipment product to net realizable value
(3)    Including costs related to the evaluation of the LKCM proposal disclosed in a Schedule 13D amendment filed May 17, 2021
(4)    Tax effected at quarterly effective tax rate of 21.8% for the three months ended June 30, 2021, 26.0% for the three months ended March 31, 2021 and 32.4% for the three months ended June 30, 2020
(5)    Diluted EPS calculated on 9.349 million for the second quarter of 2021, 9.328 million for the first quarter 2021 and 9.298 million diluted shares for second quarter 2020

	Six Months Ended
	June 30, 2021		June 30, 2020
	Amount	Diluted EPS (5)	Amount	Diluted EPS (5)
Net income, as reported per GAAP	$6,531	$0.70	$13,152	$1.41
Pretax adjustments:
Stock-based compensation (1)	2,574	0.28	(7,513)	(0.81)
Inventory reserves (2)	1,325	0.14	—	—
Severance expense and employee acquisition costs	605	0.06	1,032	0.12
Costs related to potential acquisitions (3)	1,354	0.15	—	—
Pretax adjustments	5,858	0.63	(6,481)	(0.69)
Tax effect (4)	(1,418)	(0.16)	1,854	0.21
Total adjustments, net of tax	4,440	0.47	(4,627)	(0.48)
Non-GAAP adjusted net income	$10,971	$1.17	$8,525	$0.93

(1)     A portion of stock-based compensation expense varies with the Company's stock price
(2)    Expense for Partsmaster inventory rationalization plan and write-down of personal protective equipment product to net realizable value

(3)    Including costs related to the evaluation of the LKCM proposal disclosed in a Schedule 13D amendment filed May 17, 2021
(4)    Tax effected at the effective tax rate of 24.2% for the six months ended June 30, 2021 and 28.6% for the six months ended June 30, 2020
(5)    Diluted EPS calculated on 9.342 million diluted shares for the six months ended June 30, 2021 and 9.327 million diluted shares for six months ended June 30, 2020

Table 3 - Historic Lawson Segment (Including Partsmaster) Sales and Sales Rep Productivity
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Jun. 30, 2021	Mar. 31 2021	Dec. 31 2020	Sep. 30 2020	Jun. 30 2020

Number of business days	64	63	61	64	64

Average daily net sales (1)	$1,471	$1,473	$1,439	$1,240	$979
Year over year increase (decrease)	50.3%	16.4%	12.5%	(4.2)%	(25.6)%
Sequential quarter increase (decrease)	(0.1)%	2.4%	16.0%	26.7%	(22.6)%

Average active sales rep. count (1), (2)	1,081	1,083	1,099	993	957
Period-end active sales rep count	1,086	1,079	1,090	1,120	938

Sales per rep. per day	$1.361	$1.360	$1.309	$1.249	$1.023
Year over year increase (decrease)	33.0%	7.3%	2.6%	(4.6)%	(23.8)%
Sequential quarter increase (decrease)	0.1%	3.9%	4.8%	22.1%	(19.3)%

(1)    Quarters ended June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020 include Partsmaster revenue of $15.3 million, $15.7 million, $17.2 million and $5.4 million, respectively, and weighted average reps counts of 186, 186,196 and 67, respectively
(2)    Average active sales representative count represents the average of the month-end sales representative counts

Table 4 - Consolidated Quarterly Results
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Jun. 30 2021	Mar. 31 2021	Dec. 31 2020	Sep. 30 2020	Jun. 30 2020

Average daily net sales	$1,665	$1,644	$1,609	$1,411	$1,127
Year over year increase (decrease)	47.7%	15.6%	10.8%	(4.7)%	(25.0)%
Sequential quarter increase (decrease)	1.3%	2.2%	14.0%	25.2%	(20.7)%

Net Sales	$106,540	$103,556	$98,133	$90,277	$72,146
Gross profit	54,620	54,560	52,079	47,225	38,313

Gross profit percentage	51.3%	52.7%	53.1%	52.3%	53.1%

Selling, general & administrative expenses	$51,238	$49,750	$52,737	$45,224	$37,744

Operating income (loss)	$3,382	$4,810	$(658)	$2,001	$569

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665